Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
February 18, 2010
Comments by Steve Menzies

Thank you, Tim. Good morning!

The combined 4th quarter and 2009 operating results of the Rail Group and Leasing Group reflect the benefits of our evolving integrated manufacturing, leasing and services business model. While demand for railcars remained weak during the 4th quarter, our lease fleet performed very well during stressful market conditions.

TrinityRail’s new railcar shipments continued to decline during the 4th quarter. We shipped approximately 1,350 railcars and approximately 715 of these new railcars were shipped to customers of our leasing company. Industry shipments during 2009 totaled approximately 21,900 railcars compared to 61,220 in 2008. Independent forecasts reflect further reductions in industry shipments in 2010 and, potentially, 2011. We are anticipating that TrinityRail will ship approximately 400 to 600 railcars during each of the 1st and 2nd quarters of 2010.

Demand for new railcars continued to be weak across most major railcar types. Industry orders for new railcars totaled 2,820 during the 4th quarter and approximately 8,340 for 2009. The industry backlog is approximately 10,460 railcars.

We expect continued low levels of demand for new railcars until the large overhang of idle railcars is reduced. An economic recovery with sustained industrial production growth is necessary before this will occur. Order inquiries and railcar loadings do not currently indicate a meaningful recovery in industrial production levels. We are prepared for an extended downturn in railcar building.

With the growth of our leasing business and the performance of Trinity’s multi-industry portfolio, we are able to operate our rail business slightly different than we did during the last railcar cycle downturn. We are able to be more selective in the orders that we aggressively pursue. This market is highly competitive and we are closely reviewing potential new railcar build orders to ensure they meet our requirements. During the 4th quarter, TrinityRail received orders to build approximately 510 railcars. At the end of the 4th quarter, our new railcar build order backlog was approximately 2,320 railcars. Approximately 61% of our backlog is committed to customers of our leasing business.

We benefitted during 2009 from our integrated railcar manufacturing, leasing and services business model as stable earnings from our leasing and services business has partially offset the impact of the severe decline in railcar manufacturing. Total leasing segment revenues declined only slightly in 2009 from 2008 mainly due to a reduction in railcar sales from our lease fleet. Revenue from leasing operations grew approximately 5% in 2009 mainly attributable to the addition of more than 4,600 railcars to our lease fleet and sustained high fleet utilization throughout the year. Leasing segment operating profit declined only slightly during 2009 as compared with 2008.

At the end of 2009, our lease portfolio totaled more than 50,000 railcars. The TRIP fleet totals approximately 14,740 railcars. Our lease fleet utilization reached a low of 96.4% during the 2nd quarter of 2009 and gradually increased during the 2nd half of the year finishing 2009 at 97.8%. I am very pleased with the performance of our commercial team in working with our customers to achieve strong fleet utilization. Renewal rates decreased throughout 2009. We now see the rate of decrease in renewal rates slowing. This is consistent with the improvement we have experienced in fleet utilization which is usually a precursor to stabilizing lease rates.

We have been successful in renewing and assigning railcars on shorter lease terms during the downturn in expectation of re-pricing these leases in the future in a stronger market. As a result, our average remaining lease term declined to 3.8 years at the end of 2009 from 4.5 years at the end of 2008.

We continue to be encouraged by developments in the biofuels sector as production of ethanol has come into better balance with market demand. Biofuels is an important market segment within our lease portfolio. The EPA has postponed its ruling to increase gasoline oxygenate blending requirements until May pending further analysis and testing. A decision to increase blending requirements and, with more ethanol production coming on-stream later this year to meet growing Renewable Fuels Standards requirements, we believe demand for railcars serving the ethanol market will show further improvement throughout 2010. The demand for distilled dried grains, a co-product of ethanol production used as a protein rich feed supplement, continues to grow as well. Record export demand has driven DDG production expansion.

In summary, some key indicators show we may have reached the low point for railcar demand. However, there is a lack of sufficient economic indicators pointing toward a sustainable recovery. The solid performance of our leasing and services business is providing an important offset to the cyclicality of our railcar manufacturing business. I am very pleased with the high lease fleet utilization we have been able to achieve. This reflects the growth in our customer base and the strength of our relationships. The composition and diversification of our lease portfolio and our strong commercial team have been key to maintaining strong lease fleet utilization in this highly challenging and competitive market environment. Our railcar manufacturing business is responding to targeted railcar building opportunities that meet our pricing and return requirements. We are positioned to respond to any general increase in demand for new railcars.

I’ll now turn it over to Bill McWhirter.